Filed Pursuant to Rule 433
Dated 11/7/06
Registration Statement No. 333-132201

Equity-linked Principal Guaranteed Notes
Final Terms and Conditions

Summary Terms
Issuer:	Toyota Motor Credit Corporation ("TMCC") (Aaa/AAA)

Underwriter: Deutsche Bank Securities Inc.

Minimum / Multiple: USD 10,000 / USD 5,000

Trade Date: November 7, 2006

Issue Date: November 29, 2006

Maturity Date: November 29, 2013

Principal Amount: USD 40,000,000

Issue Price: 100.00%

Proceeds: 100.00% (USD 40,000,000)

Coupon: 0.500% per annum, paid annually, plus a Supplemental Redemption Amount at Maturity Date.

Participation Rate: 103.58%

Underlying Index:

S&P 500 Index (Ticker: SPX)
"Standard& Poor's," "S&P," "S&P 500," "500" and "S&P 500 Index" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Deutsche Bank Securities Inc. The Equity-linked Principal Guarantee Notes are not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of investing in the Equity-linked Principal Guarantee Notes.

Initial Index Value: Closing value of the Underlying Index on
November 14, 2006

Final Index Value: Closing value of the Underlying Index on
November 14, 2013 (No Averaging)

Maturity Payment: At maturity, the holder will receive the Principal Amount plus the Supplemental Redemption Amount

Supplemental Redemption Amount:
Principal Amount * Participation Rate * ((Final Index Value - Initial Index Value) / Initial Index Value), but no less than zero

Business Days: New York, London

Business Day Convention: Annual, 30/360, following unadjusted basis

Governing Law: New York Law

Settlement: DTC

Documentation: US MTN Program

Calculation Agent: Deutsche Bank Securities Inc.

CUSIP: 89233PZU3

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611.

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